EXHIBIT 10.5
                 AGREEMENT OF MUTUAL RELEASE AND INDEMNIFICATION

      THIS AGREEMENT OF MUTUAL RELEASE AND INDEMNIFICATION ("the Agreement") is made and entered into as of November 10, 2005, by and among SAGAMORE HOLDINGS, INC., a Florida corporation ("Sagamore"), NECI ACQUISITION, INC. d/b/a NEXUS CUSTOM ELECTRONICS CORP., a Florida corporation and wholly-owned subsidiary of Sagamore ("Nexus") and ROBERT FARRELL ("Farrell"). (Sagamore and Nexus as well as any other subsidiary corporations of either are collectively referred to herein as the "Company").

                                 R E CI T A L S:

      WHEREAS, Farrell has served as President, Chief Executive Officer and a member of the Board of Directors of the Company since September 2004 upon the terms and subject to the conditions of, among other things, that certain Employment Agreement dated September 20, 2004 between Nexus and Farrell (the "Employment Agreement");

      WHEREAS, for sound business reasons and in the best interests of Farrell and the Company, upon the terms and subject to the conditions of this Agreement, Farrell, among other things, shall resign from all of his officer/employee positions at the Company and as a member of the Board of Directors of the Company.

                                    AGREEMENT

      NOW THEREFORE, in consideration of the mutual agreements, covenants and premises set forth herein for certain other good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Recitals. The forgoing recitals are true and correct and are incorporated herein by this reference.

      2. Resignation. Effective as of the date hereof, Farrell hereby resigns as an officer/employee and director of the Company.

      3. Representation by Farrell. Farrell hereby represents to Sagamore and Nexus that he has fully disclosed to Sagamore any disputes and/or liabilities with respect to Sagamore and/or Nexus that he has knowledge of, or reasonably should have knowledge of.

      4. Return of Shares of Common Stock. In consideration of the terms of the release and indemnification provisions contained herein, Farrell hereby agrees to return to Sagamore four million four hundred twelve thousand five hundred (4,412,500) shares of common stock of Sagamore, par value $0.001 per share (the "Sagamore Common Stock"). Farrell hereby represents that after the return of the four million four hundred twelve thousand five hundred (4,412,500) shares of Sagamore Common Stock, Farrell shall own four million four hundred twelve thousand five hundred (4,412,500) shares of Sagamore Common Stock (the "Farrell Shares") and shall not own, nor have any rights and/or interests in, nor have any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, any securities of Sagamore and/or Nexus, except for the Farrell Shares.

      5. Restrictions on Sale of the Farrell Shares. Farrell hereby agrees that Farrell shall not sell any of the Farrell Shares until July 1, 2006. Farrell hereby agrees that from July 1, 2006 through December 31, 2006, Farrell shall be prohibited from selling more than fifty thousand (50,000) of the Farrell Shares in any calendar month. Farrell and Sagamore hereby agree that subsequent to December 31, 2006. Subsequent to December 31, 2006, Farrell and Sagamore hereby agree that there shall be no contractual restrictions imposed by Sagamore on the transferability of the Farrell Shares.

      6. Health Insurance Coverage. Sagamore and Farrell hereby agree that Sagamore shall provide Farrell with health insurance through December 31, 2006, as currently provided to Farrell by Sagamore.

      7. Release of Farrell. Except for matters arising out of this Agreement, the Company, on behalf of itself, its successors, heirs, and assigns, hereby irrevocably covenants not to sue and hereby irrevocably releases and discharges Farrell from any claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to Farrell serving as an employee, officer, director or promoter of the Company, including matters arising out of the Employment Agreement. The Company further agrees that nothing in this Agreement shall be deemed a waiver or release by Farrell of or otherwise affect any right he may have to indemnification or legal representation, including any right Farrell has to indemnification and legal representation under this Agreement, the Company's Articles of Incorporation or Bylaws and/or existing law.

      8. Release of the Company. Except for matters arising out of this Agreement, Farrell, on behalf of himself, his successors, heirs, and assigns, hereby irrevocably covenants not to sue and hereby irrevocably releases and discharges the Company and its former and current directors, officers, employees, and shareholders from any and all liabilities and obligations as well as any and all claims, demands, actions, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, and/or liability whatsoever, both known and unknown, in law or in equity, involving any matter arising out of or in any way related, directly or indirectly, to any and all obligations, duties and liabilities of the Company under the Employment Agreement. Notwithstanding anything to the contrary herein, Farrell hereby agrees to make himself available to the Company in connection with any dispute or proceeding related to Jaco Electronics, Inc.

      9. Indemnification of Farrell.

            A. Indemnification by the Company. To the fullest extent permitted by applicable law (or any successor provision) and the Company's Articles of Incorporation and Bylaws, the Company shall promptly indemnify Farrell for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by Farrell in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Farrell of services for the Company, including as an employee, officer, director or promoter of the Company.

            Promptly after receipt by Farrell of notice of the assertion of a claim against him for actions related to such services, Farrell will give the Company written notice of the assertion of such claim. If any claim is brought against Farrell by means of a proceeding and Farrell gives written notice to the Company of the commencement of such proceeding, the Company will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Company is also a party to such proceeding and Farrell determines in good faith that joint representation would be inappropriate or (ii) the Company fails to provide reasonable assurance to Farrell of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel satisfactory to Farrell. After written notice from the Company to Farrell of its election to assume the defense of such proceeding, the Company will not, as long as it diligently conducts such defense, be liable to Farrell under this indemnification for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by Farrell in connection with the defense of such proceeding, other than reasonable costs of investigation. If the Company assumes the defense of a proceeding, (i) except for claims with respect to willful misconduct or which indemnification would be contrary to state law, it will be conclusively established for purposes of this indemnification that the claims made in that proceeding are within the scope of and subject to indemnification; and (ii) no compromise or settlement of such claims may be effected by the Company without Farrell's consent, which consent Farrell shall not unreasonably withhold. If written notice is given to the Company of the commencement of any proceeding and the Company does not, within ten business days after Farrell's written notice is given, give written notice to Farrell of its election to assume the defense of such proceeding, the Company will be bound by any determination made in such proceeding.

                  To the extent that there is any discrepancy between the indemnification provided under this Agreement and the Company's current Articles of Incorporation or Bylaws, the document providing the broadest scope of indemnification shall apply.

            B. Remedies of Farrell. In the event that payment has not been timely made following a determination of entitlement to indemnification pursuant to this Agreement, or Farrell otherwise seeks enforcement of this Agreement, and subject to any applicable provision of law, Farrell shall be entitled to a final adjudication in an appropriate court of his rights. Alternatively, and subject to any applicable provision of law, Farrell at his option may seek an award in arbitration to be conducted by a single arbitrator pursuant to the commercial arbitration rules of the American Arbitration Association now in effect, whose decision is to be made within ninety (90) days following the filing of the demand for arbitration.

      10. Non-disparagement. Farrell and the Company shall (and the Company shall cause its affiliates to) refrain from making any written or oral statement or taking any action, directly or indirectly, which the other reasonably knows or reasonably should know to be a disparaging or negative comment concerning the other and shall refrain from suggesting that any such disparaging or negative comment concerning the other be made except as may be compelled by a court of competent jurisdiction. Neither the Company nor Farrell shall post, submit or influence any information to any Internet "chat" site or Internet "posting message board" with respect to the other.

      11. Binding Nature. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective legal representatives, successors and permitted assigns, whether so expressed or not.

      12. Independent Representation. Each party hereto acknowledges and agrees that it has received or has had the opportunity to receive independent legal counsel of its own choice and that it has been sufficiently apprised of its rights and responsibilities with regard to the substance of this Agreement.

      13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Confirmation of execution by electronic transmission of a facsimile signature page shall be binding upon any party so confirming.

      14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, exclusive of conflicts or choice of laws rules or comity and the parties hereto agree that any suit brought hereunder shall be brought only in the Circuit Court for the Eleventh Judicial Circuit in and for Miami-Dade County, Florida and the United States District Court for the Southern District of Florida, Miami Division.

      15. Enforceability. If any provision (or portion thereof) of this Agreement is adjudged invalid or unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless continue in full force and effect. In any such case, the provision deemed unenforceable shall be remade or interpreted by the parties in a manner that such provision shall be enforceable to preserve, to the maximum extent possible, the original intention and meaning thereof and such provision, as so modified or interpreted, shall remain in full force and effect thereafter.

      16. Attorneys' Fees. In the event any suit or other legal proceeding is brought for the enforcement of any of the provisions of this Agreement, the parties hereto agree that the prevailing party or parties shall be entitled to recover from the other party or parties upon final judgment on the merits reasonable attorneys' fees (and sales taxes thereon, if any), including attorneys' fees for any appeal, and costs incurred in bringing such suit or proceeding.

      17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, agreements, arrangements and understandings, both oral and written, among the parties hereto with respect to the subject matter hereof.

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      IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.


                                        SAGAMORE HOLDINGS, INC.

                                        By: /s/ Daniel J. Shea
                                            ------------------------------------
                                        Name: Daniel J. Shea
                                        Title: Chief Financial Officer


                                        NECI ACQUISITION, INC.

                                        By: /s/ Daniel J. Shea
                                            ------------------------------------
                                        Name: Daniel J. Shea
                                        Title: President


                                        /s/ Robert Farrell
                                        ----------------------------------------
                                        ROBERT FARRELL